Exhibit 99.2

For Immediate Release	CONTACT:	Ann Nishida Fry
(808) 546-1888
Ann.nishida@hawaiiantel.com

John Komeiji Appointed President and General Manager of Hawaiian Telcom

Walter Dods and Meredith Ching Join Cincinnati Bell’s Board of Directors;

Su Shin Promoted to Chief of Staff

HONOLULU (July 2, 2018) — Following the close of Cincinnati Bell’s acquisition of Hawaiian Telcom, the company announced that John Komeiji has been appointed President and General Manager, and Walter Dods and Meredith Ching have joined Cincinnati Bell’s Board of Directors. In addition, Su Shin has been promoted to a newly created position, Chief of Staff.

“Joining forces with Cincinnati Bell is a milestone in this journey that positions Hawaiian Telcom for long-term success, enabling us to continue investing in Hawai‘i and unlocking new opportunities for innovation and growth,” said Komeiji. “I’m humbled and excited to work with our local leadership team and employees to engage with our communities as we expand our statewide fiber network and deliver advanced services to more customers.”

Komeiji joined the company in 2008 and most recently served as Hawaiian Telcom’s Chief Administrative Officer and General Counsel. Prior to joining Hawaiian Telcom, he was a senior partner at law firm Watanabe Ing & Komeiji LLP where he focused on the litigation of commercial, personal injury, and professional liability matters. Komeiji is a graduate of University Laboratory School in Honolulu, and earned a Bachelor of Education degree from the University of Hawai‘i at Mānoa and a Juris Doctorate from Hastings College of Law in San Francisco. Committed to giving back to the community, he currently serves as Board Vice Chair for the Hawai‘i Medical Service Association, as Board Vice Chair for the Blood Bank of Hawai‘i, as President of The 200 Club, and as a Board member of the Hawai’i Visitors and Convention Bureau. He is a past Board Chairman of the Rehabilitation Hospital of the Pacific and of the Boys and Girls Club of Hawai‘i.

As previously announced, Hawai‘i residents and former Hawaiian Telcom board members Walter Dods and Meredith Ching have been appointed to Cincinnati Bell’s Board of Directors, which has expanded from nine to 11 members.

A retired Chairman of First Hawaiian Bank, Dods has served on Hawaiian Telcom’s Board of Directors since 2005. He served as Board Chairman from 2008 through 2010, and as Chairman of the Nominating and Governance Committee since 2010. Dods serves as a Board member of BancWest Corporation, First Hawaiian Bank, Bank of the West, HC&D, LLC, Pacific Guardian Life Insurance Co., Ltd., Par Pacific Holdings, Inc., and Servco Pacific Inc. Dods graduated from St. Louis High School, and earned a bachelor’s degree in business administration from the University of Hawai‘i.

“I take my responsibility as a Cincinnati Bell Board member seriously and pledge to ensure that Hawai‘i and Hawaiian Telcom are well represented at the corporate level, especially when broader strategic decisions are made,” said Dods. “Hawaiian Telcom continues to hold a special place in my heart and I’m honored to help guide the future of this market-leading innovator.”

Ching was appointed to Hawaiian Telcom’s Board of Directors in 2015. She serves as Executive Vice President — External Affairs at Alexander & Baldwin (A&B), Hawai‘i’s fourth largest private landowner and premier real estate company with interests in commercial real estate, diversified agriculture, and renewable energy. A&B, approaching its 150th anniversary in Hawai‘i, is also the state’s largest construction materials company and paving contractor. Ching is a graduate of Punahou School and earned a bachelor’s degree in civil engineering from Stanford University and a master’s degree in business administration from the University of California at Los Angeles. She currently serves on the non-profit boards of Kapi‘olani Health Foundation, Hawai‘i Agricultural Foundation, Hawai‘i Ag & Culinary Alliance and the A&B Sugar Museum.

“Cincinnati Bell’s desire to expand its Board of Directors to include two local residents speaks volumes about their commitment to Hawai‘i,” said Ching. “I look forward to working with the Board to support all of Hawai‘i’s customers and employees while continuing to drive innovation and growth at Hawaiiian Telcom.”

As Chief of Staff, Shin will assist Komeiji with day-to-day management of personnel and execution of strategic initiatives. She previously served as Executive Director of Marketing and Communications, managing the company’s internal and external communications, advertising & marketing, website, digital and social media functions. Prior to joining Hawaiian Telcom as Executive Director of Corporate Communications in August 2013, she served as Senior Vice President at Bennet Group, providing executive leadership at Hawai‘i’s fourth largest public relations agency. Shin also has extensive utility and telecommunications experience at Waimana Enterprises and the Board of Water Supply as well as having served as a broadcast journalist for KHNL-TV. Shin graduated from McKinley High School before receiving her bachelor’s degree from the University of La Verne in California. A committed community volunteer, she currently serves as an active trustee for Palama Settlement, a non-profit social service organization dedicated to improving the lives of keiki to kūpuna in the Kalihi-Pālama area.

“Su is a results-oriented, high-integrity and humble leader who will provide strategic counsel to our leadership team and drive operational efficiencies and process improvements,” said Komeiji. “She is deeply committed to Hawai‘i and is a valuable addition to our senior management team.”

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About Hawaiian Telcom

Hawaiian Telcom, established and headquartered in Honolulu since 1883, offers a full range of services to business and residential customers including Internet, video, voice, wireless, data network solutions and security, colocation, and managed and cloud services - all supported by the reach and reliability of its next generation fiber network and 24/7 state-of-the-art network operations center. With employees statewide sharing a commitment to innovation and a passion for delivering superior service, Hawaiian Telcom is proud to be Hawai‘i’s Technology Leader. For more information, visit hawaiiantel.com.